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                                     EXHIBIT 5.1





Zycad Corporation
47100 Bayside Parkway
Fremont, California 94538

    RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,044,680 shares of Common Stock, $0.10 par value, of Zycad Corporation (the "Shares"). The Shares are issuable upon conversion of the Company's Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock and Series A-5 Convertible Preferred Stock (collectively, the "Preferred Stock").
As your counsel, we have examined the proceedings proposed to be taken in connection with the issuance of the Shares upon the conversion of the Preferred Stock.

    It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares upon due and proper conversion of the Preferred Stock in accordance with its terms, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                             Very truly yours,

                             WILSON SONSINI GOODRICH & ROSATI
                             Professional Corporation


                             /s/ Wilson Sonsini Goodrich & Rosati, P.C.